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Exhibit 99.1

ALLOS THERAPEUTICS REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

        Westminster, Colo., November 8, 2004—Allos Therapeutics, Inc. (NASDAQ: ALTH) today reported financial results for the third quarter of 2004. For the quarter ended September 30, 2004, the Company reported a net loss of $4.6 million, or $0.15 per share. This compares to a net loss of $5.0 million, or $0.19 per share, for the third quarter of 2003.

        For the nine-months ended September 30, 2004, the Company reported a net loss of $16.9 million, or $0.54 per share, compared to a net loss of $23.9 million, or $0.92 per share, for the same period last year.

        Cash, cash equivalents and investments in marketable securities as of September 30, 2004 were $29.7 million, including $550,000 in restricted cash.

Recent highlights:

  •
  The U.S. Food and Drug Administration awarded orphan drug status to the Company's lead clinical candidate, EFAPROXYN™ (efaproxiral) for use as an adjunct to whole brain radiation therapy for the treatment of brain metastases in patients with breast cancer.

  •
  The Company formalized a relationship with a leading Contract Research Organization to expand the Phase 3 ENRICH study to Europe and South America.

  •
  The Company announced the presentation of new findings from its initial Phase 3 clinical trial of the investigational radiation sensitizer EFAPROXYN™ (efaproxiral) in patients with brain metastases at the 46th Annual Meeting of the American Society for Therapeutic Radiation Oncology.

  •
  The Company appointed Marc Graboyes, formerly of Cooley Godward LLP, as Vice President, General Counsel.

Conference Call

        Allos Therapeutics will host a conference call to review the Company's third quarter 2004 results Tuesday, November 9 at 11 AM ET. The dial in number for U.S. residents to participate is 877- 407-8031. International callers should dial 201-689-8031. The participant code is 123530.

Conference Call Replay

        An audio replay of the conference call will be available from 1 PM ET on Tuesday, November 9, 2004 until 11:59 PM ET on Tuesday, November 16, 2004. To access the replay, please dial 877-660-6853 (domestic) or +1-201-612-7415 (international); the pass code number is 123530.

Webcast

        Allos Therapeutics will hold a live web cast of the conference call. The webcast will be available from the homepage and investor relation's section of the Company's web site at www.allos.com and will be archived for 30 days.

About Allos Therapeutics, Inc.

        Allos Therapeutics, Inc. is a biopharmaceutical company focused on developing and commercializing innovative drugs for improving cancer treatments. The company's lead clinical candidate, EFAPROXYN™, is a synthetic small molecule that has the potential to sensitize hypoxic (oxygen deprived) tumor tissues and enhance the efficacy of standard radiation therapy. In addition, Allos is developing PDX (pralatrexate), a novel small molecule cytotoxic injectable antifolate (DHFR inhibitor) intended to treat non-small cell lung cancer, mesothelioma and non-Hodgkin's lymphoma. For more information, please visit the company's web site at: www.allos.com.

Safe Harbor Statement

        This announcement contains forward-looking statements that involve risks and uncertainties. Future events may differ materially from those discussed herein due to a number of factors, including, but not limited to, risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchanges Commission, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2003. The Company's product candidates are in various stages of development and may never be fully developed in a manner suitable for commercialization. If the company does not develop commercially successful products, its ability to generate revenue will be limited. If the Company is unable to raise additional capital when required or on acceptable terms, it may have to significantly delay, scale back or discontinue one or more of its drug development programs. Delays in clinical trials, whether caused by adverse events, patient enrollment rates, regulatory issues or other factors, could adversely affect the Company's financial position and prospects. Results from earlier clinical trials are not necessarily predictive of future clinical results. If the Company is unable to generate meaningful amounts of revenue or cannot otherwise raise the necessary funds to support operations, it may not be able to continue as a going concern. The Company cautions investors not to place undue reliance on the forward looking statements contained in this press release. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company assumes no responsibility to update such statements.

# # #

Contact:
Jennifer Neiman
Corporate Communications Manager
720-540-5227
jneiman@allos.com

(Tables follow)

ALLOS THERAPEUTICS, INC.
CONDENSED STATEMENTS OF OPERATIONS
(in thousands ~ except share and per share information)
(unaudited)

	Three-months ended September 30,		Nine-months ended September 30,
	2004	2003	2004	2003
Operating expenses:
Research and development	$2,203	$1,629	$7,638	$10,116
Clinical manufacturing	432	707	2,589	6,653
Marketing, general and administrative	2,035	2,797	6,989	7,339
Restructuring costs	—	60	—	638

Total operating expenses	4,670	5,193	17,216	24,746
Loss from operations	(4,670)	(5,193)	(17,216)	(24,746)
Interest and other income, net	116	180	365	828

Net loss	$(4,554)	$(5,013)	$(16,851)	$(23,918)

Basic and diluted net loss per share	$(0.15)	$(0.19)	$(0.54)	$(0.92)

Weighted average common shares: basic and diluted	31,153,489	25,911,309	31,134,311	25,893,456

ALLOS THERAPEUTICS, INC.
CONDENSED BALANCE SHEETS
(in thousands)
(unaudited)

	September 30, 2004	December 31, 2003
ASSETS
Cash, cash equivalents and investments in marketable securities	$29,702	$45,597
Other assets	1,076	1,121
Equipment and leasehold improvements, net	1,088	1,456

Total assets	$31,866	$48,174

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities	$3,089	$2,763
Stockholders' equity	28,777	45,411

Total liabilities and stockholders' equity	$31,866	$48,174

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ALLOS THERAPEUTICS REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS